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Exhibit 99.1

        FOR IMMEDIATE RELEASE

ADVANSTAR RELEASES 2003 RESULTS

New York, NY—March 3, 2004—Advanstar Communications Inc., a leading worldwide provider of B-to-B marketing and business information products and services, reported today its 2003 operating results. Revenue for 2003 of $323.7 million increased 5.4% from $307.2 million in 2002. Operating results improved from an operating loss of $24.2 million in 2002 (which included a $37.2 million provision for the write-off of a note from our affiliated dot.com company) to operating income of $26.8 million in 2003 while our loss before cumulative effect of accounting change improved from $57.5 million in 2002 to $49.4 million in 2003.

Cash flows provided by operating activities was $45.8 million in 2003, compared to $24.3 million in 2002. The improvement was due largely to a favorable change in the timing and flows of working capital.

Adjusted EBITDA of $82.7 million for 2003 increased $1.4 million or 1.8% from Adjusted EBITDA of $81.3 million in 2002.

This improvement in Adjusted EBITDA was achieved despite three items with an aggregate adverse effect of $7.3 million. These include a $2.8 million insurance recovery received in 2002 for trade show losses suffered in the terrorist attacks of September 11, 2001; restructuring charges in 2003 totaling $2.7 million to consolidate space in both our New York and U.K. offices; and $1.8 million fourth quarter charges related to venue space arrangements for our tradeshows.

Joe Loggia, President and CEO of Advanstar said, "We are pleased with the results of 2003. Our major trade shows, including our MAGIC events, had increases in both revenue and attendance. Our publishing properties, with the exception of travel and technology continued to show signs of recovery and remain well positioned to capitalize on any sustained market improvements in 2004. The integration of our recent Thomson Healthcare properties acquired in the fourth quarter continues as planned and should offer us outstanding opportunities as we move ahead into the coming year."

On October 1, 2003 we acquired a portfolio of healthcare industry magazines and related custom service projects from the Thomson Corporation. The integration of production and support activities into our Duluth, MN operations center proceeded as planned and were substantially completed by the end of December. We are continuing our planned transition of the organizational structure and are in the process of upgrading the available sales and marketing tools and procedures. The acquired Thomson properties contributed approximately $20.7 million, $6.7 million and $5.4 million to our fourth quarter publishing revenue, publishing contribution margin and Adjusted EBITDA.

In 2003 we refinanced all but $25 million of our senior bank credit facility term loan borrowings by issuing $230 million of Second Priority Senior Secured Notes and $130 million of Second Priority Senior Secured Floating Rate Notes. We also issued an additional $70 million of Second Priority Senior Secured Notes and received $60 million of equity contributions, through our parent company, from DLJ Merchant Banking funds through the issuance of Advanstar Holding Corp.'s common stock. We used these proceeds to acquire the healthcare properties from Thomson.

Segment Operating Summary

Trade Shows and Conferences:

Revenue from trade shows and conferences declined $3.6 million, or 2.2%, to $155.5 million in 2003 from $159.1 million in 2002. Trade shows and conferences serving markets other than technology performed well in a difficult 2003. Total trade show square footage for these non-technology events was essentially flat, declining 1.0% while revenue increased 5.8% in 2003 over 2002. Revenue for our MAGIC events increased approximately 4.2% over 2002. Strong performances also came from our trade shows serving the beauty, home entertainment, licensing, travel and powersports markets. We are also encouraged by the growth in attendance at many of our key events in 2003. Our trade shows serving technology markets continue to suffer from the curtailment of marketing expenditures by technology companies, with revenue declining 27% from 2002. These events made up approximately 13% of our total square footage and 19% of total trade show revenue in 2003.

Contribution margin from trade shows and conferences declined $6.9 million, or 8.6%, to $74.0 million in 2003 from $80.9 million in 2002. Strong performances by events serving the fashion, beauty, home entertainment, licensing and powersports markets were offset by the impact of the $2.8 million insurance recovery received in the last half of 2002, the $1.8 million fourth quarter charges related to venue space arrangements and continued declines in our events serving technology markets.

Publications:

Revenue from publications increased $21.1 million, or 16.1% to $152.2 million in 2003 from $131.1 million in 2002. The acquisitions of the Thomson healthcare properties in October of 2003 and Healthcare Traveler in October of 2002 resulted in increased revenue of approximately $23.8 million between 2002 and 2003. Publications in a wide array of our markets continued their solid recovery, particularly those serving the beauty, healthcare, home entertainment, licensing, pharmaceutical, science, golf/landscape, veterinary and automotive markets. Revenue from technology and travel publications declined $10.3 million or 26% from 2002 as advertising pages continued to decline in these markets. Excluding the effect of acquisitions, technology and travel, advertising pages increased 10.3% and revenue increased 8.3% across all our other markets.

Contribution margin from publishing of $47.1 million increased $10.7 million, or 29.4% over 2002. This increase was primarily due to the strong performance of the publication groups discussed above and the acquisition of the Thomson publications partially offset by declines in our publications serving the technology and travel markets.

Marketing Services and Other:

Revenue from marketing services and other of $16.0 million declined 5.8% from $17.0 million in 2002 primarily due to softness in classified and recruitment advertising. Contribution margin from marketing services and other of $6.7 million decreased $0.8 million from 2002 due to certain investments in sales staff resources dedicated to developing our small space advertiser page opportunities.

Department and support costs of $5.9 million increased $0.7 million from 2002 due to increased departmental production staff related to the Thomson acquisition.

Conference Call Information

        Advanstar will hold a conference call to review 2003 results on Wednesday, March 3, 2004 at 3:00 p.m. Eastern Time. The call can be accessed by dialing 1-800-399-1392 with access code number 3558780. A taped replay of the call will be available and can be accessed by dialing 1-800-642-1687 with reference code 3558780 until 3:00 p.m. Eastern Time on Tuesday, March 9, 2004. A copy of this release will also be available at our website, www.advanstar.com.

Advanstar Communications Inc.
Summary Financial Information
(Unaudited)

	Year Ended December 31,
	2003	2002
In thousands
Revenue:
Trade shows and conferences	$155,507	$159,075
Publications	152,157	131,106
Marketing services and other	16,009	17,002

Total revenue	323,673	307,183

Contribution margin(1):
Trade shows and conferences	73,981	80,865
Publications	47,061	36,364
Marketing services and other	6,655	7,489
Department and support costs	(5,881)	(5,218)

Total contribution margin	121,816	119,500
General and administrative expenses	34,555	35,027
Restructuring charge	2,692	—
Provision and funding of affiliated dot.com company operations	1,121	39,587
Depreciation and amortization	56,603	69,132

Operating income (loss)	$26,845	$(24,246)
Loss before cumulative effect of accounting
Change	$(49,448)	$(57,522)
Cash flows provided by (used in):
Operating activities	$45,848	$24,275
Investing activities	(145,333)	(31,155)
Financing activities	110,236	(15,388)
Other Data:
EBITDA(2)	$82,744	$44,109
Adjusted EBITDA(2)	82,744	81,301
(1)
Contribution margin is defined as net revenue less cost of production and selling, editorial and circulation costs.

(2)
A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

About Advanstar

        Based in New York, NY, Advanstar Communications Inc. (www.advanstar.com) is a worldwide business information company serving specialized markets with high quality information resources and integrated marketing solutions. Advanstar produces 113 business magazines and directories, 76 tradeshows and conferences, numerous Web sites, and a wide range of print and electronic direct marketing, database and reference products and services. Advanstar serves targeted market sectors in the automotive, beauty, e-learning, call center, digital media, entertainment/marketing, fashion and apparel, healthcare and pharmaceutical, manufacturing and processing, power sports, science, telecommunications and travel/hospitality industries. The Company has more than 1,400 employees and currently operates from multiple offices in North America, Latin America, Europe and Asia.

        The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar's business, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar's reports filed with the Securities and Exchange Commission including the factors described in our registration statement on Form S-1 (333-109648) filed October 10, 2003 under the heading "Risk Factors." Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

        In this press release we disclose various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA and Adjusted EBITDA. A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

Advanstar Communications Inc.
Statements of Operations
(Unaudited)

	Year Ended December 31,
	2003	2002
In thousands
Revenue	$323,673	$307,183

Operating expenses:
Costs of production	68,524	62,838
Selling, editorial and circulation	133,333	124,845
General and administrative	34,555	35,027
Restructuring charge	2,692	—
Provision and funding of affiliated dot.com company operations	1,121	39,587
Depreciation and amortization	56,603	69,132

Total operating expenses	296,828	331,429

Operating income (loss)	26,845	(24,246)
Other income (expense):
Interest expense, net	(58,103)	(51,211)
Write-off of deferred financing costs	(11,324)	—
Other income (expense), net	486	2,931

Income (loss) before income tax expense and minority interests	(42,096)	(72,526)
Provision (benefit) for income taxes	6,725	(15,478)
Minority interests	(627)	(474)

Income (loss) before cumulative effect of accounting change	(49,448)	(57,522)

Cumulative effect of change in accounting	—	(66,817)

Net income (loss)	$(49,448)	$(124,339)

        The following table reconciles EBITDA and Adjusted EBITDA to cash flows provided by operating activities for each period presented:

	Year Ended December 31,
	2003	2002
Adjusted EBITDA	$82,744	$81,301
Provision for notes and advances from affiliated dot.com company	—	(37,192)

EBITDA	82,744	44,109
Depreciation and amortization	(56,603)	(69,132)
Minority interests (excluding Depreciation and amortization)	704	777

Operating income (loss)	26,845	(24,246)
Interest expense	(58,103)	(51,211)
Write-off of deferred financing costs	(11,324)	—
Other income (expense), net	486	2,931
Benefit (provision) for income taxes	(6,725)	15,478
Minority interests	(627)	(474)
Cumulative effect of change in accounting	—	(66,817)

Net income (loss)	(49,448)	(124,339)
Provision for notes and advances from affiliated dot.com company	—	37,192
Transition goodwill impairment	—	66,817
Depreciation and amortization	56,603	69,132
Write-off of deferred financing costs	11,324	—
Deferred income taxes	6,990	(16,605)
Other non cash items	4,218	3,597
Changes in operating assets and liabilities	16,161	(11,519)

Net cash provided by (used in) operating activities	$45,848	$24,275

Use of Non-GAAP Financial Information

        To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), we use non-GAAP measures, such as EBITDA and Adjusted EBITDA, which are derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for results prepared in accordance with GAAP.

        We define "EBITDA" as operating income plus amortization and depreciation less amounts attributable to minority interest. We define "Adjusted EBITDA" as EBITDA plus our 2002 provision for notes and advances from our affiliated dot.com company. EBITDA and Adjusted EBITDA are key liquidity measures but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA and Adjusted EBITDA because we believe it is a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures. GAAP requires us to provide information about cash flow generated from operations. However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income. Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA and Adjusted EBITDA information. Our definition of EBITDA and Adjusted EBITDA does not take into account our working capital requirements, debt service requirements or other commitments. Accordingly, EBITDA and Adjusted EBITDA are not necessarily indicative of amounts that may be available to us for discretionary purposes. Our method of computation may not be comparable to other similarly titled measures of other companies. Our management uses EBITDA to determine our compliance with key financial covenants under our existing Credit Facility, which impact the amount of indebtedness we are permitted to incur. The definition of EBITDA in our existing credit facility is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

For more information, please contact:

Marc Merrill
Corporate Communications Manager.
818-227-4465
 mmerrill@advanstar.com

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  Exhibit 99.1
Advanstar Communications Inc. Summary Financial Information (Unaudited)
Advanstar Communications Inc. Statements of Operations (Unaudited)